Exhibit 99.1

Nexeo Solutions Holdings, LLC

Management Adjusted EBITDA Reconciliation

(in thousands)

	Q1FY13	Q2FY13	Q3FY13	Q4 FY13	LTM Q4 FY13	Pro Forma 9/30/2013 LTM (1)	Pro Forma 9/30/2013 LTM (2)
Net Income (Loss) Attributable to Nexeo Solutions	$(14,674)	$10,875	$4,295	$6,965	$7,461	$8,140	$21,300
Net Income (Loss) Attributable to Noncontrolling Interest	159	(106)	597	1,031	1,681	2,133	2,133
Interest	13,720	14,197	15,938	13,836	57,691	57,813	59,554
Taxes	757	1,072	1,885	1,869	5,583	6,073	7,513
Depreciation and Amortization	9,554	9,715	9,703	10,550	39,522	39,536	40,587
EBITDA	9,516	35,753	32,418	34,251	111,938	113,695	131,087
Management add-backs (3)	7,643	5,803	6,224	9,476	29,146	29,146	29,146
Foreign exchange losses, net (4)	528	501	802	(510)	1,321	1,321	1,321
Management fees (5)	1,715	1,542	1,070	1,164	5,491	5,491	5,491
Compensation expense related to management equity plan (non-cash)	240	574	276	291	1,381	1.381	1.381
Transaction and other one-time costs (6)	10,873	2,181	1,259	1,958	16,271	16,271	14,411
Management Adjusted EBITDA	$30,515	$46,354	$42,049	$46,630	$165,548	$167,305	$182,837

(1)               Pro forma Management Adjusted EBITDA for the twelve months ended September 30, 2013 reflects the full contribution of Nexeo Plaschem (Shanghai) Co., Ltd (“Nexeo Plaschem”), including 100% of the results of Nexeo Plaschem. The Company currently owns 60% of Nexeo Plaschem. Pro forma results are not necessarily indicative of either future results of operations or results that might have been achieved had the acquisition of Beijing Plaschem been completed on October 1, 2012.

(2)               Effective December 1, 2013, the Company acquired 100% of the outstanding shares of Chemical Specialists and Development, Inc. (“CSD”) and substantially all of the assets of STX Freight Company (“STX”) and ST Laboratories Group, LLC (“ST Laboratories) (the “CSD Acquisition”). Pro forma Management Adjusted EBITDA for the twelve months ended September 30, 2013 reflects (i) the 100% of the results of Nexeo Plaschem and (ii) the full contribution of CSD, STX and ST Laboratories. The pro forma financial information was derived from unaudited financial statements and information of CSD, STX and ST Laboratories for the twelve months ended September 30, 2013 and excludes adjustments related to the purchase price allocation related to the CSD Acquisition as the Company has not yet completed this allocation. As noted in the Current Report on Form 8-K filed on December 5, 2013, the Company will file the financial statements of the acquired business required pursuant Rule 3-05 of Regulation S-X and the pro forma financial information required pursuant to Article 11 within 75 days of the completion of the CSD Acquisition, which may differ from the financial information presented above. Pro forma results are not necessarily indicative of either future results of operations or results that might have been achieved had the CSD Acquisition been completed on October 1, 2012.

(3)               Management adjustments associated with integration, transition, restructuring and transformational activities.

(4)               Includes net realized and unrealized foreign exchange gains and losses.

(5)               Management, monitoring, consulting and leverage fees, per the agreement with TPG Capital, L.P.

(6)               Professional and transaction costs related to the acquisition of the global distribution business of Ashland, the China joint venture, other potential acquisitions and other one-time costs.